                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /
    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       United States Cellular Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       United States Cellular Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transactions applies:

                                 N/A
- ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions apply:

                                 N/A
- ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction completed pursuant to Exchange Act Rule 0-11 (1):

                                 N/A
- ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                 N/A
- ------------------------------------------------------------------------
   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                N/A
- ------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

                                N/A
- ------------------------------------------------------------------------
     (3) Filing party:

                                N/A
- ------------------------------------------------------------------------
     (4) Date filed:

                                N/A
- ------------------------------------------------------------------------

- ------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631

                                                                          [LOGO]

                                                  April 12, 1994
Dear Shareholders:

    You are cordially invited to attend the Company's Annual Meeting on Thursday, May 5, 1994, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

    The formal notice of the meeting, Proxy Statement and 1993 Annual Report are enclosed. The Proxy Statement contains information about the nominees for the Board of Directors. Class I directors are being elected at the 1994 annual meeting by the holder of Series A Common Shares and shares of Preferred Stock. In addition, all shareholders are being asked to ratify the selection of independent public accountants for the current fiscal year. The Board of Directors recommends a vote "FOR" the nominees and the proposal to ratify the selection of the independent public accountants.

    The Board of Directors and members of our management team will be at the Annual Meeting to discuss our record of achievement and plans for the future. We would like to have as many shareholders as possible represented at the meeting. Therefore, please sign and return the enclosed proxy, whether or not you plan to attend the meeting.

    If you have any questions prior to the Annual Meeting, please call the External Reporting Department at (312) 399-8900.

    We look forward with pleasure to visiting with you at the Annual Meeting.

                            With very best regards,

/s/ LeRoy T. Carlson, Jr.                              /s/ H. Donald Nelson
LeRoy T. Carlson, Jr.                                  H. Donald Nelson
Chairman                                               President and
                                                       Principal Executive
                                                       Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

To the Shareholders of

                       UNITED STATES CELLULAR CORPORATION

    The   Annual  Meeting  of   the  Shareholders  of   United  States  Cellular
Corporation, a Delaware corporation (the "Company" or "USM"), will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium, on Thursday, May 5, 1994, at 10:00 a.m., Chicago time, for the following purposes:

    1.  to elect two Class I directors;

    2. to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants for the current fiscal year; and

    3. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    This Notice of Annual Meeting of Shareholders and Proxy Statement is first being sent to shareholders on or about April 12, 1994.

    The Board of Directors would like to have all shareholders represented at the Annual Meeting. If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

    The Board of Directors has fixed the close of business on March 7, 1994, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On March 7, 1994, the Company had outstanding 43,739,215 Common Shares, par value $1.00 per share (excluding 426 shares held by the Company), 33,005,877 Series A Common Shares, par value $1.00 per share, and 188,284 shares of Preferred Stock, par value $1.00 per share. Except with respect to the election of the two Class I directors, each of the outstanding Common Shares is entitled to one vote on all matters to come before the Annual Meeting. Each of the outstanding Series A Common Shares is entitled to ten votes and each share of Preferred Stock is entitled to one vote on all matters to come before the Annual Meeting. On the record date, Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), was the sole holder of Series A Common Shares and shares of Preferred Stock and will elect both Class I directors at the Annual Meeting. Therefore, proxies are being requested from the holders of Common Shares only in connection with the ratification of the selection of Arthur Andersen & Co.

                               VOTING INFORMATION

    The holder of Series A Common Shares and shares of Preferred Stock may, with respect to the election of the Class I directors to be elected by the Series A Common Shares and shares of Preferred Stock, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees. A shareholder may, with respect to the proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants for 1994, (i) vote FOR ratification, (ii) vote AGAINST ratification or (iii) ABSTAIN from voting on the proposal. All properly executed and unrevoked proxies received in the accompanying form in time for the 1994 Annual Meeting will be voted in the manner directed therein. If no direction is made, a proxy by the holder of Series A Common Shares and shares of Preferred Stock will be voted FOR the election of the named director nominees to serve as Class I directors and a proxy by any shareholder will be voted FOR the proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants for 1994. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such votes may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

    The election of the Class I directors to be elected by the holder of Series A Common Shares and shares of Preferred Stock requires the affirmative vote of a plurality of the voting power of the Series A Common Shares and shares of Preferred Stock present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Accordingly, if a quorum is present at the Annual Meeting, each person receiving the greatest number of votes by the holder of Series A Common Shares and shares of Preferred Stock with respect to the election of such Class I director will be elected to serve as a Class I director. Since the election of each Class I director requires only the affirmative vote of a plurality of the voting power of the Series A Common Shares and shares of Preferred Stock present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the Class I directors will not affect the outcome of the election of the Class I directors.

    If a quorum is present at the Annual Meeting, the ratification of the selection of Arthur Andersen & Co. as the Company's independent public accountants for 1994 requires the affirmative vote of a majority of the voting power of the Common Shares, Series A Common Shares and shares of Preferred Stock voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. Every year, one of the classes is elected to serve for three years. At the Annual Meeting, two Class I directors will be elected for terms of three years, or until their successors are elected and qualified. The nominees for election as Class I directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

              CLASS I DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1997

    The following persons, if elected at the Annual Meeting of Shareholders on May 5, 1994, will serve as Class I directors for a period of three years, or until their successors are elected and qualified.

           NOMINEES FOR ELECTION BY HOLDER OF SERIES A COMMON SHARES
                         AND SHARES OF PREFERRED STOCK

                                                                                                      SERVED AS
                                                              POSITION WITH THE COMPANY               DIRECTOR
                 NAME                       AGE                AND PRINCIPAL OCCUPATION                 SINCE
- ---------------------------------------     ---     ----------------------------------------------  -------------
H. Donald Nelson.......................         60  President (principal executive                      1984
                                                     officer) and Director of the Company
LeRoy T. Carlson.......................         77  Director of the Company                             1987
                                                     and Chairman of TDS

    H. Donald Nelson has been the President (principal executive officer) of the Company for more than five years.

    LeRoy T. Carlson has been the Chairman of TDS for more than five years and is a member of its Board of Directors. He is the father of LeRoy T. Carlson, Jr., and Walter C.D. Carlson.

    Mr. Nelson and Mr. Carlson are both currently Class I directors and were previously elected by TDS as the sole holder of Series A Common Shares.

OTHER DIRECTORS

    The following persons are currently directors of the Company whose terms will continue following the Annual Meeting.

             CLASS II DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1995

    The following persons were elected at the Annual Meeting of Shareholders on May 22, 1992, to serve as Class II directors for a period of three years, or until their successors are elected and qualified.

                                                                POSITION WITH THE COMPANY                SERVED AS
                 NAME                        AGE                 AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- ---------------------------------------      ---      ----------------------------------------------  ---------------
Murray L. Swanson......................          51   Director of the Company and Executive Vice              1987
                                                        President-Finance of TDS
Paul-Henri Denuit......................          59   Director of the Company and Chief Executive             1988
                                                        Officer and Managing Director of S.A.
                                                        Coditel

    Murray L. Swanson has been Executive Vice President-Finance and chief financial officer of TDS for more than five years. Mr. Swanson also serves on the Board of Directors of TDS and American Paging, Inc. ("APP"), a subsidiary of TDS which provides radio paging services.

    Paul-Henri Denuit was appointed a director of the Company in 1988. Since 1971, he has served as Chief Executive Officer and Managing Director of S.A. Coditel, which is a principal shareholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Denuit was appointed as a director of the Company pursuant to the terms of a Common Stock Purchase Agreement dated April 24, 1987, between the Company and S.A. Coditel.

    Mr. Swanson was elected by TDS as the sole holder of Series A Common Shares and shares of Preferred Stock and Mr. Denuit was elected by the holders of Common Shares.

             CLASS III DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1996

    The following persons were elected at the Annual Meeting of Shareholders on May 13, 1993, to serve as Class III directors for a period of three years, or until their successors are elected and qualified.

                                                                POSITION WITH THE COMPANY                SERVED AS
                 NAME                        AGE                 AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
- ---------------------------------------      ---      ----------------------------------------------  ---------------
LeRoy T. Carlson, Jr...................          47   Chairman and Director of the Company and                1984
                                                        President of TDS
Walter C. D. Carlson...................          40   Director of the Company and Partner, Sidley &           1989
                                                        Austin, Chicago, Illinois
Allan Z. Loren.........................          55   Director of the Company and President and CEO           1992
                                                        of Galileo International

    LeRoy T. Carlson, Jr., was appointed Chairman of the Company in 1989. He has been the President of TDS for more than five years. Mr. Carlson also serves on the Board of Directors of TDS and of APP, and is the Chairman of APP. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

    Walter C.D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. He also serves on the Board of Directors of TDS. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

    On April 6, 1994, it was announced that Mr. Allan Z. Loren resigned as President and Chief Executive Officer of Galileo International and that he will be joining American Express Company as Executive Vice President and Chief Information Officer. Prior to his assignment at Galileo International, Mr. Loren was President and CEO of Covia Partnership, which combined with Galileo International in 1993 to become the world's largest global computer reservation system. Before that, Mr. Loren was President of Apple USA with responsibility for Apple's domestic marketing, sales, customer service and distribution. Mr. Loren also previously held a number of senior executive, technical and operational positions with CIGNA, a major insurance company.

    Mr. Loren was elected by the holders of Common Shares. LeRoy T. Carlson, Jr., and Walter C.D. Carlson were elected by TDS as the sole holder of Series A Common Shares and shares of Preferred Stock.

                            COMMITTEES AND MEETINGS

    The Board of Directors of the Company held six meetings during 1993. All of the directors attended at least 75% of the meetings of the Board of Directors held in 1993.

    The Board of Directors does not presently have a formal nominating or compensation committee. The audit committee of the Board of Directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. The audit committee is composed of Messrs. Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The audit committee held four meetings in 1993. All of the committee members attended at least 75% of the meetings of the audit committee.

                               EXECUTIVE OFFICERS

    Set forth below is a table identifying other executive officers of the Company who are not identified in the tables regarding the election of directors of the Company.

                   NAME                        AGE                        POSITION WITH COMPANY
- ------------------------------------------  ---------  -----------------------------------------------------------
Daniel R. Croft...........................  39         Vice President-Marketing
Joyce V. Gab Kneeland.....................  36         Vice President-Central Operations
Geoffrey D. Gieske........................  50         Vice President-Human Resources
Richard W. Goehring.......................  44         Vice President-Engineering
Kenneth R. Meyers.........................  40         Vice President-Finance and Treasurer
David P. Rivoira..........................  52         Vice President-Customer Service
Edward W. Towers..........................  46         Vice President-Market and Business Development
James D. West.............................  41         Vice President-Information Services
Phillip A. Lorenzini......................  42         Controller
Stephen P. Fitzell........................  40         Secretary

    Daniel R. Croft joined the Company as Director of Marketing and Sales Operations in 1990 and was appointed Vice President-Marketing Operations in 1991. Effective January 1, 1994, Mr. Croft was appointed as Vice President-Marketing. Prior to joining the Company, he was Vice President of Centel Cellular Company for over five years.

    Joyce V. Gab Kneeland was appointed as Vice President-Central Operations, effective January 1, 1994. Prior to that she was the Vice President-Customer Service and Administration of the Company for more than five years.

    Geoffrey D. Gieske joined the Company and was appointed Vice President-Human Resources in 1993. Prior to joining the Company, Mr. Gieske was Vice President of Human Resources of Ecolab, Inc. since 1988, and before that he was employed at Tenneco, Inc. for over five years in various capacities, most recently as Vice President of Human Resources of the automotive division.

    Richard W. Goehring has been Vice President-Engineering of the Company for more than five years.

    Kenneth R. Meyers has been the Vice President-Finance and Treasurer of the Company for more than five years.

    David P. Rivoira was appointed Vice President-Customer Service effective January 1, 1994. Prior to that, he was General Manager of the Southeast Region of the Company since 1989.

    Edward W. Towers has been Vice President-Market and Business Development of the Company for more than five years.

    James D. West was appointed Vice President-Information Services in 1992. Prior to that he was employed at Andersen Consulting for over five years in various capacities, most recently as an associate partner.

    Phillip A. Lorenzini was appointed principal accounting officer in 1993. He has been the Controller since 1989. Prior to that, he was the Director of Financial Administration in the Western Region Product Division of United States Gypsum Co.

    Stephen P. Fitzell has been the Secretary of the Company for more than five years. He joined the law firm of Sidley & Austin as counsel in 1989 and was named a partner of that firm in 1990. Prior to joining Sidley & Austin, Mr. Fitzell was an associate and later a director with the law firm of Pope, Ballard, Shepard & Fowle, Ltd., from 1982 to 1989.

    All of the Company's executive officers devote all of their time to the affairs of the Company, except for LeRoy T. Carlson, Jr., and Stephen P. Fitzell. Edward W. Towers is employed by TDS, but devotes all of his time to the affairs of the Company. LeRoy T. Carlson, Jr., who is employed by TDS as its President and chief executive officer, devotes a portion of his time in that capacity to the affairs of the Company. Mr. Fitzell is a practicing attorney.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth compensation information for the President and Principal Executive Officer of the Company and the four most highly compensated executive officers other than the President and Principal Executive Officer for services rendered during the year ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION(2)        -----------------------------------
                                                    ---------------------------------     AWARDS OF          ALL OTHER
          NAME AND PRINCIPAL POSITION(1)              YEAR      SALARY(3)   BONUS(4)   OPTIONS/SARS(5)    COMPENSATION(6)
- --------------------------------------------------  ---------  -----------  ---------  ----------------  -----------------
H. Donald Nelson                                         1993  $   206,375  $  35,360            600         $   4,714
 President (principal executive officer)                 1992  $   191,375  $  62,500            600         $   3,072
                                                         1991  $   176,167  $  58,000          7,624         $   2,585

Daniel R. Croft                                          1993  $   145,566  $  25,281            800         $   2,343
 Vice President - Marketing Operations                   1992  $   137,667  $  41,890            800         $     705
                                                         1991  $   126,417  $  40,000         10,165         $      --

Joyce V. Gab Kneeland                                    1993  $   124,141  $  22,207            600         $   2,193
 Vice President - Customer Service and                   1992  $   114,667  $  39,270            600         $     830
 Administration                                          1991  $   102,333  $  36,000          7,624         $     552

Richard W. Goehring                                      1993  $   149,625  $  28,185            600         $   1,799
 Vice President - Engineering                            1992  $   138,583  $  49,680            600         $     894
                                                         1991  $   126,417  $  48,000          7,624         $     516

Kenneth R. Meyers                                        1993  $   126,310  $  22,207            600         $   2,217
 Vice President - Finance and Treasurer                  1992  $   118,667  $  40,590            600         $     854
                                                         1991  $   109,583  $  36,000          7,624         $     622

- ----------
(1) Mr. LeRoy T. Carlson, Jr., Chairman of the Company, receives no compensation from the Company. Mr. Carlson is compensated by TDS in connection with his services for TDS and all TDS subsidiaries. The titles of Daniel R. Croft and Joyce V. Gab Kneeland were changed effective January 1, 1994, as indicated above under "Executive Officers."
(2) Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property, since the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.
(3) Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.
(4) Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified. The bonuses for 1993 have not yet been determined. The dollar amounts in 1993 represent advance payments which were authorized by the Chairman to all named executive officers of up to 75% of the bonus expected to be paid for 1993. See "Executive Officer Compensation Report by the Chairman."
(5) Represents the number of shares of common stock of the Company subject to stock options ("Options") awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with Options, during any of the identified fiscal years.

(6) Includes contributions for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP") and the taxable dollar value of any insurance premiums paid during the covered fiscal year with respect to term life insurance for the benefit of the named executive ("Life
     Insurance"), as indicated below for 1993:

                      H. DONALD NELSON   DANIEL R. CROFT   JOYCE V. GAB KNEELAND    RICHARD W. GOEHRING    KENNETH R. MEYERS
                      -----------------  ---------------  -----------------------  ---------------------  -------------------
TDSP                      $   1,542         $   2,216            $   2,093               $   1,799             $   2,115
Life Insurance                3,172               127                  100                      --                   102
                            -------           -------              -------                 -------               -------
                          $   4,714         $   2,343            $   2,193               $   1,799             $   2,217
                            -------           -------              -------                 -------               -------
                            -------           -------              -------                 -------               -------

GENERAL INFORMATION REGARDING OPTIONS AND SARS

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding Options and/or SARs.

                      INDIVIDUAL OPTION/SAR GRANTS IN 1993

                                                                                          POTENTIAL REALIZABLE
                                                                                                  VALUE
                                  NUMBER OF                                              AT ASSUMED ANNUAL RATES
                                  SECURITIES  % OF TOTAL                                     OF STOCK PRICE
                                  UNDERLYING   OPTIONS/                                       APPRECIATION
                                  OPTIONS/   SARS GRANTED                                  FOR OPTION TERM(5)
                                    SARS          TO        EXERCISE MARKET   EXPIRATION -----------------------
              NAME                GRANTED(1) EMPLOYEES(2)   PRICE(3) PRICE(4)   DATE       0%      5%      10%
- --------------------------------  ---------  ------------   -------  -------  ---------  ------  ------  -------
H. Donald Nelson................     600          4.1%      $ 15.67  $ 21.25   11/1/97   $3,350  $6,675  $10,650
Daniel R. Croft.................     800          5.5%      $ 15.67  $ 21.25   11/1/97   $4,450  $8,900  $14,200
Joyce V. Gab Kneeland...........     600          4.1%      $ 15.67  $ 21.25   11/1/97   $3,350  $6,675  $10,650
Richard W. Goehring.............     600          4.1%      $ 15.67  $ 21.25   11/1/97   $3,350  $6,675  $10,650
Kenneth R. Meyers...............     600          4.1%      $ 15.67  $ 21.25   11/1/97   $3,350  $6,675  $10,650

- ------------
(1) Represents number of USM shares underlying Options/SARs which were awarded for the named executive during the fiscal year. No SARs were granted or awarded in 1993. On February 1, 1991, the named officers received awards of Options for shares which could vary between 80% and 120% of a targeted amount based on performance. Therefore, 80% of the targeted amount was awarded on the grant date, and each year for six years an additional number of shares, up to 40% of the targeted amount, may be awarded based on performance for the prior year. The minimum amount scheduled to become exercisable each year is 1,600 shares for Mr. Croft and 1,200 shares for all other named executive officers. Any amount over such minimum amount which is awarded based on performance in any year is shown above as a grant in that year.
(2) Represents the percent of total USM shares underlying Options/SARs awarded to employees during the fiscal year.
(3) Represents the exercise price of the Options which is equal to the average market price of Common Shares for the 20 consecutive trading days ended on the grant date of February 1, 1991.
(4) Represents the fair market value of the Common Shares on the award date, based on the closing price on the American Stock Exchange.
(5) Represents the potential realizable value of each grant of Options, assuming that the market price of Common Shares appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

                AGGREGATED DECEMBER 31, 1993 OPTION/SAR VALUE(1)

                                                                                   AS OF DECEMBER 31, 1993
                                                                  ----------------------------------------------------------
                                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                            UNDERLYING                   IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS/SARS(2)         OPTIONS/SARS(3)
                                                                  ------------------------------  --------------------------
                        NAME                                       EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- -----------------------------------------------------             -------------  ---------------  -----------  -------------
H. Donald Nelson.....................................  Options          3,424           5,400      $  64,688     $ 102,020
                                                       SARs            12,000          24,000        234,750       469,500
                                                                  -------------       -------     -----------  -------------
                                                       TOTAL           15,424          29,400      $ 299,438     $ 571,520
                                                                  -------------       -------     -----------  -------------
                                                                  -------------       -------     -----------  -------------
Daniel R. Croft......................................  Options          4,565           7,200      $  86,244     $ 136,026
                                                       SARs                --              --             --            --
                                                                  -------------       -------     -----------  -------------
                                                       TOTAL            4,565           7,200      $  86,244     $ 136,026
                                                                  -------------       -------     -----------  -------------
                                                                  -------------       -------     -----------  -------------
Joyce V. Gab Kneeland................................  Options          3,424           5,400      $  64,688     $ 102,020
                                                       SARs             6,000           6,000        117,375       117,375
                                                                  -------------       -------     -----------  -------------
                                                       TOTAL            9,424          11,400      $ 182,063     $ 219,395
                                                                  -------------       -------     -----------  -------------
                                                                  -------------       -------     -----------  -------------
Richard W. Goehring..................................  Options          3,424           5,400      $  64,688     $ 102,020
                                                       SARs             6,000           6,000        117,375       117,375
                                                                  -------------       -------     -----------  -------------
                                                       TOTAL            9,424          11,400      $ 182,063     $ 219,395
                                                                  -------------       -------     -----------  -------------
                                                                  -------------       -------     -----------  -------------
Kenneth R. Meyers....................................  Options          3,424           5,400      $  64,688     $ 102,020
                                                       SARs             6,000           6,000        117,375       117,375
                                                                  -------------       -------     -----------  -------------
                                                       TOTAL            9,424          11,400      $ 182,063     $ 219,395
                                                                  -------------       -------     -----------  -------------
                                                                  -------------       -------     -----------  -------------

- ------------
(1)  In 1993, no Options or SARs were exercised by the named executive officers.
(2) Represents number of shares subject to free-standing Options and/or free-standing SARs, as indicated, as of December 31, 1993.
(3) Represents the aggregate dollar value of in-the-money, unexercised Options and/or SARs held at December 31, 1993, based on the difference between the exercise price and $34.5625, the average of the high and low price of the Common Shares on December 31, 1993, as reported in the American Stock Exchange Composite Transactions by THE WALL STREET JOURNAL.

SUPPLEMENTAL BENEFIT AGREEMENT

    The Company has entered into a supplemental benefit agreement with H. Donald Nelson that requires the Company to pay a supplemental retirement benefit to Mr. Nelson. The agreement was entered into because Mr. Nelson's employment with TDS was terminated upon the completion of the initial public offering of Common Shares of the Company in May 1988 (the "Initial Public Offering"). As a result thereof, he no longer is an active participant in the TDS Pension Plan. Under the supplemental benefit agreement, the Company is obligated to pay Mr. Nelson an amount equal to the difference between the retirement benefit he receives from the TDS Pension Plan and that which he would have received had he continued to work for TDS. The Company will pay any such benefit at the same time as Mr. Nelson receives payments from the TDS Pension Plan. At the time of Mr. Nelson's withdrawal from the TDS Pension Plan, he had 5 years of credited service. If he had continued as an active participant, he would have received credit for 16 years of service upon retirement at age 65. If Mr. Nelson had continued to be employed by TDS, and remained employed through age 65, he would have been eligible to receive an estimated annual benefit upon retirement of approximately $50,000 under the TDS Pension Plan. Mr. Nelson is expected to receive an annual benefit of approximately $15,000 under the TDS Pension Plan. Accordingly, Mr. Nelson is expected to receive an estimated annual benefit of approximately $35,000 under the supplemental benefit agreement. Such estimates are based on Mr. Nelson's base salary, which is included in the summary compensation table above, and calculations of certain projections to age 65. The actual benefits payable to Mr. Nelson upon retirement will be based upon the facts that exist at the time and will be determined actuarially pursuant to the TDS Pension Plan. Since the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

    Pursuant to a Company policy adopted in 1992, directors of the Company who are not employees receive fees in the amount of $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each meeting of the Audit Committee, and an annual fee of $12,000 per year. In 1993, each of Walter C.D. Carlson, Paul-Henri Denuit, and Allan Z. Loren earned an aggregate of $20,000 pursuant to such policy. In addition Mr. Denuit received $15,270 in reimbursement of travel expenses. Directors who are also employees of the Company do not receive any additional compensation for services rendered as directors.

EXECUTIVE OFFICER COMPENSATION REPORT BY THE CHAIRMAN

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of the Company, who in effect functions as the compensation committee of the Board of Directors. The Chairman, who is also the president of TDS, receives no compensation from USM. As the President of TDS, the Chairman of the Company represents the controlling shareholder of the Company.

    The Company's compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of the Company. The Company's policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to the Company's long-term success. It is also believed that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. The Company evaluates the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the Company's Stock Option and Stock Appreciation Rights Plan.

    The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based upon the particular duties and responsibilities of the officer, as well as salaries for comparable positions with other companies in the cellular telephone and similar industries. These other companies may include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the Chairman, based on similarities of size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, the Vice President of Human Resources of TDS and the President of USM provide the Chairman with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer, based on the recommendations of the President of USM with respect to all officers other than the President of USM. The base salary of each officer is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account the performance of the Company (as discussed below), other comparable companies, the industry, and the economy in general during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the total mix of information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the ranges considered to be relevant in the judgment of the Chairman. The ranges considered to be relevant by the Chairman are based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS and the President of USM, as discussed above. The ranges are not based on any formal analysis nor is there any documentation of the ranges which the Chairman considers relevant in making his compensation decisions.

    Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by the President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well the Company did as a whole during the year and the extent to which the executive officer contributed to the results. The primary focus of the Company is increasing shareholder value through growth, measured in terms such as service revenues, cellular telephones, operating cash flow and operating income
(loss). In general, the Company believes that it has come close to meeting or has met its objectives of growth while it has managed to balance the effects of the costs of such growth. In 1993, service revenues increased 53%, consolidated cellular telephone customer units increased 73%, operating cash flow increased 115% and operating loss before minority share decreased by 32%. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, all of the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on relationships to any specific measures of performance.

    With respect to each officer other than the Chairman and President, the President will make recommendations regarding the 1994 base salary to the Chairman, who represents the controlling shareholder and who exercises final approval. Decisions regarding 1994 base salaries will be made sometime in 1994 and are anticipated to be effective for the twelve months following May 1, 1994 for all executive officers other than the President, whose base salary is anticipated to be effective retroactively as of January 1, 1994 for twelve months.

    In addition, the executive officers participate in a bonus program. The objectives of the 1993 Bonus Program for Senior Corporate Staff of USM (the "1993 Bonus Plan") are: (i) to provide suitable incentives for the senior corporate management of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to suitably reward USM's senior corporate management team in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of the Company. A team performance award and an individual performance award are available under the 1993 Bonus Plan.

    For target performance on the team and individual categories, the 1993 Bonus Plan was designed to generate a targeted 1993 bonus pool equal to the total of 25% of the aggregate of the base salaries of the Company's executive officers other than the President. Under the 1993 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1993 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 40% of the aggregate base salaries of the Company's executive officers. At target performance, the bonus pool would be equal to 25% of the aggregate salaries of the Company's executive officers other than the President. Of this percentage, 7.5% represents a targeted individual performance award and a total of 17.5% represents a targeted team bonus award. The targeted team award includes a discretionary team award of 3.5% and an objective award which represents 14% of the targeted award of 25%. The objective performance categories include (i) the increase in net revenue subscribers (4.375% of the targeted award), (ii) the increase in earnings before interest and taxes (7.0% of the targeted award) and (iii) the increase in net service revenues (2.625% of the targeted award). Achievement of these objective performance categories was slightly under target in 1993, resulting in an objective performance category bonus which would be approximately 13% compared to the target of 14%.

    The discretionary team performance category, representing 3.5% of the targeted award of 25%, permits the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by objective team performance categories. The President of USM determines a bonus percentage to award for discretionary team performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the team performance in general, considering all facts and circumstances. This award may range from 40% of the targeted award for adequate performance on a team level to 160% of the targeted award for outstanding performance on a team level. The discretionary team bonus award has not yet been determined for 1993.

    The 1993 Bonus Plan also provides a discretionary individual performance category, representing 7.5% of the targeted percentage of 25%, to permit the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by team performance categories. The President of USM determines a bonus percentage to award for discretionary individual performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the executive's personal performance. This award may range from 40% of the targeted award for adequate performance on an individual basis to 160% of the targeted award for outstanding performance on an individual basis. The discretionary individual bonus awards have not yet been determined for 1993.

    Although the President and Chairman have not yet taken action to establish the 1993 bonus, the Chairman has approved an advance payment of a portion of the 1993 bonus to all executive officers, including the President, in an amount up to 75% of the bonus expected to be paid for 1993. As a result, executive officers, including the President, received an advance bonus payment in 1993 of 75% of an amount representing approximately 23% of their base salaries compared to the target bonus of 25%.

    The Chairman, in effect, serves as the compensation committee. The President of USM accumulates and prepares various materials, including recommended base salary and bonus, for the annual compensation reviews of executive officers other than himself for review by the Chairman. The President's recommendations are reviewed, adjusted if necessary, and approved by the Chairman.

    Financial personnel prepare calculations for the President and Chairman which define whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also has presented to him, and has access to, numerous performance measures and financial statistics prepared by Company financial personnel. This financial information includes the audited financial statements of the Company, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Chairman will not be limited in his analysis to such information, and may consider other factual or subjective factors as he deems appropriate in his compensation decisions.

    The base salary and bonus ranges and actual compensation of the President (principal executive officer) of the Company are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account the performance of the Company (as discussed above), other comparable companies, the industry, and the economy in general during the period. No written or formal salary survey is prepared nor is the range considered appropriate in the judgment of the Chairman formally documented. The base salary of the President was increased from $191,375 in 1992 to $207,000 in 1993, representing an increase of approximately 8%. The salary of the President is believed to be at or slightly higher than the median of the range considered to be relevant in the judgment of the Chairman. The range considered to be relevant by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers relevant in making his compensation decisions for the President. The President's 1992 bonus was $62,500 and 75% of the expected 1993 bonus, or $35,360, was paid to the President for 1993. The Chairman has not yet taken action to establish the 1993 bonus and the 1994 base salary. As with the other executive officers, the base salary and compensation decisions for the

President are based on all facts and circumstances rather than related to any specific measures of performance. No specific measures of performance are considered determinative in the compensation of the President. Instead, all of the facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance. With respect to the President's bonus, the Chairman does consider the results of the 1993 Bonus Program and bases the amount of the bonus to a large degree upon the results of the Company as measured by the performance objectives set by the 1993 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

    The performance of the Company also bears upon the number of stock options which will become awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option/SAR Grants in 1993," the executive officers received an award of Options for USM shares which could vary between 80% and 120% of a targeted amount based on performance. Each year during the term of such options, 80% of the targeted award becomes exercisable and up to an additional 40% of the targeted award scheduled to become exercisable in each year may be awarded based on the Company's performance. This decision is made in a manner similar to that described above for the objective performance categories under the 1993 Bonus Plan. In 1992, the performance of the objective categories under the 1992 Bonus Plan were above target, therefore, the 1992 stock option award for executive officers, including the President, was set at 120% of the targeted option award. As a result, in 1993, each of the named executive officers, including the President, received an award of options for 600 USM shares, except for Daniel Croft, who received an award of options for 800 USM shares, based on 1992 performance. See Footnote 1 to "Individual Option/SAR Grants in 1993." The stock option award based on 1993 performance has not yet been determined.

    TAX LAW CHANGES. In 1993, the federal income tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer.
Generally, compensation  in  excess of  $1  million in  any  year to  a  covered executive, other than specified performance-based compensation, cannot be deducted for federal income tax purposes. The Company does not believe that these tax law changes will have any effect on the Company in the near future. If the tax law changes have any potential effect in the future, the Company will consider ways to maximize the deductibilty of executive compensation, while retaining the discretion the Company deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

By the Chairman of the Board of Directors: LeRoy T. Carlson, Jr.

STOCK PERFORMANCE CHART

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for the Company and includes the following cellular telephone companies: Cellular, Inc., Centennial Cellular Corp., Contel Cellular, Inc., LIN Broadcasting Corp., USM, and Vanguard Cellular Systems, Inc.; and, beginning in 1994, will include AirTouch Communications, Inc. (formerly PacTel Corp.). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                            USM, S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/93)

                          [Line Graph of Data Points]

                                                     1988       1989       1990       1991       1992       1993
                                                   ---------  ---------  ---------  ---------  ---------  ---------
USM..............................................  $  100.00  $  151.83  $   92.68  $  102.44  $  106.71  $  175.54
S&P 500..........................................  $  100.00  $  131.49  $  127.32  $  166.21  $  179.30  $  197.23
Peer Group.......................................  $  100.00  $  175.26  $  139.60  $  160.66  $  156.86  $  206.85

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in USM common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

    The peer group index was revised from the prior year to delete Celutel, Inc. and McCaw Cellular Communications, Inc. due to the fact that both such companies were the subjects of acquisition transactions in 1993. As a result, the Company believes that the Stock Performance Chart above, which excludes such companies, more accurately reflects a comparable peer group index. For comparison to the above reported peer group results, if the Company had not changed the peer group index from the peer group reported in its 1993 Notice of Annual Meeting and Proxy Statement, the peer group results would have been as follows.

                                                     1988       1989       1990       1991       1992       1993
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Peer Group.......................................  $  100.00  $  168.26  $  117.98  $  165.38  $  163.47  $  229.86

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    LeRoy T. Carlson and LeRoy T. Carlson, Jr., make all executive compensation decisions for TDS, and LeRoy T. Carlson, Jr., approves all executive compensation decisions for the Company, based on the recommendation of H. Donald Nelson, a director and the President of USM. LeRoy T. Carlson, Jr., also approves compensation decisions for APP.

    LeRoy T. Carlson, a director of the Company is the Chairman of TDS and is a member of its Board of Directors. LeRoy T. Carlson, Jr., Chairman of the Company, is the President (chief executive officer) of TDS and the Chairman of APP. LeRoy T. Carlson, Jr., is also a member of the Board of Directors of TDS and serves as a director and officer of numerous direct or indirect subsidiaries of TDS. LeRoy T. Carlson, Jr., is also a trustee and beneficiary of the voting trust which controls TDS, which controls USM and APP. See "Security Ownership of Certain Beneficial Owners and Management." The Company has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to the Company's

Initial Public Offering when TDS owned more than 90% of the Company's outstanding capital stock and were not the result of arm's-length negotiations. It is anticipated that such arrangements will continue and that additional transactions will occur in the future. The principal arrangements that exist between the Company and TDS are summarized below.

    EXCHANGE  AGREEMENT.    The  Company  and TDS  are  parties  to  an Exchange
Agreement dated July 1, 1987, as amended as of April 7, 1988 (collectively, the "Exchange Agreement").

    COMMON SHARE PURCHASE RIGHTS; POTENTIAL DILUTION. The Exchange Agreement granted TDS the right to purchase additional Common Shares of the Company sold after the Initial Public Offering, to the extent necessary for TDS to maintain its proportionate interest in such Common Shares. For purposes of calculating TDS's proportionate interest in the Common Shares of the Company, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to the Company, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

    If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by the Company, unless otherwise agreed. In the case of sales by the Company of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers thereof. In the case of sales for a consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by the Company's Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by the Company pursuant thereto could have a dilutive effect on other shareholders of the Company. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under the Company's Restated Certificate of Incorporation.

    FUNDING OF LICENSE COSTS. Through the date of the Company's Initial Public Offering, TDS had funded or made provisions to fund all of the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses (collectively, the "License Costs"). Pursuant to the Exchange Agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional License Costs associated with the acquisition of the additional cellular interests that the Company had a right to acquire at the time of the Initial Public Offering. Through December 31, 1993, TDS had funded License Costs totalling approximately $67.2 million. TDS is obligated under the Exchange Agreement to make additional capital contributions to the Company under certain circumstances. Currently such amounts are estimated to total approximately $690,000.

    RSA RIGHTS. Under the Exchange Agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which the Company has an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which the Company indicated it did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to the Company for appropriate consideration.

    RIGHT OF NEGOTIATION. For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give the Company the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If the Company desires to purchase any interest so offered, TDS is required to negotiate with the Company concerning the terms and conditions of the transaction, including the price and the method of payment. If the Company and TDS are unable to agree on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to the Company, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than the highest written offer of the Company during the negotiation period. In such case, the Company would have the right to purchase the interest at that price.

    RSA TRANSFER AGREEMENT. In the Exchange Agreement, TDS agreed that the Company would have (i) the right to purchase at TDS's cost any cellular interests obtained as a result of joint ventures (the "Cost RSA Interests"), and
(ii) the first right to negotiate for the purchase of any other cellular interests obtained by TDS in the licensing process that TDS decided to sell, subject to TDS being legally able to transfer the interests free of any restrictions on their sale or transfer (the "RSA Interests").

    On April 25, 1990, the Board of Directors of the Company approved an agreement regarding the transfer of the Cost RSA Interests to the Company by TDS. That agreement called for TDS to transfer the Cost RSA Interests, which represented an aggregate of approximately 760,000 population equivalents based on 1989 estimates, to the Company in exchange for an aggregate of approximately $2.1 million, representing the amount spent by TDS to prepare and file applications with the FCC for the wireline licenses in the RSAs where TDS was eligible to file applications, and to negotiate settlement agreements with other applicants, including the expenses of applications and negotiations that failed to produce any cellular interest. The Company paid this amount through the issuance of approximately 91,000 Common Shares to TDS. In addition, the Company paid TDS approximately $3.0 million in cash to reimburse TDS for the amount TDS had invested in development and construction related to the 20 joint venture RSAs.

    On November 16, 1990, TDS and the Company reached an agreement regarding the transfer of certain RSA Interests (the "Transferable RSA Interests"). As of November 16, 1990, the Company executed an RSA Transfer Agreement (the "RSA Transfer Agreement") pursuant to which, subject to the conditions therein, TDS agreed to sell, transfer and assign the Transferable RSA Interests, representing approximately 2,649,000 population equivalents based on 1989 estimates, to the Company in exchange for 7,056,790 Series A Common Shares and 2,943,210 Common Shares (the "Exchange"). In addition, pursuant to the RSA Transfer Agreement, the Company agreed to deliver to TDS 41,158 Series A Common Shares and 17,166 Common Shares in reimbursement for certain development, construction and operation costs incurred by TDS in connection with the RSA Interests. Based on the closing price per Common Share on November 14, 1990 of $18.375 for both the Common Shares and the Series A Common Shares, the value of the shares to be delivered was approximately $185 million. For financial reporting purposes, however, the shares were recorded by the Company at TDS's book value of the RSA Interests transferred of $8,251,370, or $.82 per share. Generally accepted accounting principles require that transactions between a parent and subsidiary be recorded at historical cost.

    The Board of Directors of the Company approved the Exchange based on numerous factors, including the recommendation of a Special Committee of the Board of Directors consisting of Paul-Henri Denuit, an independent director of the Company. The financial advisor retained by the Special Committee delivered an opinion dated November 15, 1990 to the Special Committee to the effect that the consideration to be paid by the Company to TDS for the Transferable RSA Interests was fair from a financial point of view to the shareholders of the Company. TDS also approved the Exchange as holder of over 97% of the voting shares of the Company.

    Through March 7, 1994, the Company had issued to TDS 2,960,376 Common Shares and 7,097,948 Series A Common Shares under the RSA Transfer Agreement in connection with the transfer of Transferable RSA Interests thereunder. All transfers under the RSA Transfer Agreement have been completed as of December 31, 1993.

    Any Transferable RSA Interests not transferred by TDS to the Company under the RSA Transfer Agreement continue to be subject to the right of first negotiation under the Exchange Agreement.

    CORPORATE OPPORTUNITY ARRANGEMENTS. The Company's Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, the Company may not, without the written consent of TDS, engage in any non-cellular activities. Management has been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that the Company resell any non-cellular interest to TDS or that the Company give TDS the right of first refusal with respect to such sale.

    The Restated Certificate of Incorporation, as amended, also restricts the circumstances under which the Company is entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be the property of the Company or its subsidiaries. In general, so long as at least 500,000 Series A Common Shares are outstanding, the Company will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. The Restated Certificate of Incorporation allows the Company to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

    FINANCIAL ARRANGEMENTS  AND  TRANSACTIONS.    The  following  describes  the
financial arrangements and transactions between TDS and the Company.

    RIGHTS OFFERING; DEBT REDUCTION AND STANDBY AGREEMENT. The Company completed a rights offering to its shareholders on November 15, 1993 (the "Rights Offering"). Pursuant to a Debt Reduction and Standby Agreement between TDS and USM dated October 22, 1993, in the Rights Offering, TDS acquired 4,822,003 USM Common Shares and 5,500,980 USM Series A Common Shares at a purchase price of $33.00 per share, for an aggregate purchase price of approximately $341 million and paid for such shares by reducing the amount of debt the Company owed TDS under the Revolving Credit Agreement. Following the Rights Offering, the line of credit available under the Revolving Credit Agreement was amended to $250 million.

    REVOLVING CREDIT AGREEMENT. As of July 1, 1987, all of the outstanding obligations of the Company to TDS were incorporated under the Revolving Credit Agreement. Pursuant to the Revolving Credit Agreement, as amended effective November 15, 1993, the Company may borrow up to an aggregate of $250 million from TDS, at an interest rate equal to 1 1/2% above the prime rate announced from time to time by the LaSalle National Bank of Chicago on the unpaid principal amount and to pay on demand an interest rate equal to 3 1/2% above such prime rate on any overdue principal or overdue installment of interest. The advances made by TDS under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until March 31, 1996, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is scheduled to become due and payable. The Company may prepay the balance due under the Revolving Credit Agreement at any time, in whole or in part, without premium. Any principal so repaid is available for the Company to borrow during the remaining term of the Revolving Credit Agreement, subject to the satisfaction of certain conditions. Interest expense incurred by the Company to TDS totaled $29.1 million for the year ended December 31, 1993, and borrowings in an aggregate amount of $141.5 million were outstanding as of such date.

    The Revolving Credit Agreement provides that the Company will not, without the prior written consent of TDS: (i) purchase or redeem any shares of its capital stock or declare or pay any dividends thereon, except to the extent of one-half of the cumulative consolidated net income, if any, for the period after July 1, 1989, or make any other distribution to its shareholders other than normal dividends payable with respect to Preferred Stock which may be issued;
(ii) permit its consolidated equity to be less than 30% of consolidated liabilities; (iii) incur or guarantee any indebtedness that is senior to the Revolving Credit Agreement; (iv) with certain exceptions, create any lien on any of the Company's assets; or (v) enter into certain contracts for the purchase of materials, supplies or services.

    The Revolving Credit Agreement provides that if certain "events of default" occur, TDS may immediately declare the amount under the Revolving Credit Agreement due and payable and terminate the Revolving Credit Agreement. Events of default under the Revolving Credit Agreement include the failure to pay interest or principal, the breach of specified covenants, any default under certain other indebtedness, and certain judgments, defaults and events of bankruptcy or insolvency.

    TAX ALLOCATION AGREEMENT. The Company has entered into a Tax Allocation Agreement with TDS under which the Company will continue to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years and periods ended prior to July 1, 1987, TDS reimbursed the Company for the reduction in the provision for Federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of the Company and its subsidiaries in the TDS affiliated group. For tax years and periods beginning after June 30, 1987, TDS no longer reimburses the Company on a current basis for losses or credits used by the TDS affiliated group. Instead, the Company will be compensated (by an offset to amounts the Company would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of tax benefits at such time as the Company could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have either been utilized or their statutory periods have expired, the Company will be required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Company, calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year (whether before or after the Initial Public Offering) that involves income, deductions or credits of the Company or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at the expense of the Company. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of the Company, such deficiency or refund will be payable by or to the Company.

    If the Company ceases to be a member of the TDS affiliated group, and for a subsequent year the Company or its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse the Company for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by the Company or its subsidiaries after the Company leaves the TDS group will be disregarded. No reimbursement will be required if at any time in the future fewer than 500,000 Series A Common Shares are outstanding. Nor will reimbursement be required on account of the income of any subsidiary of the Company if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and the Company and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

    CASH MANAGEMENT AGREEMENT. The Company has from time to time deposited its excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a Cash Management Agreement. Such deposits are available to the Company on demand and bear interest each month at the 30-day Commercial Paper
Rate reported in THE WALL STREET JOURNAL on the last business day of the preceding month, plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. The Company may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the Commercial Paper Rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

    INTERCOMPANY AGREEMENT. In order to provide for certain transactions and relationships between the parties, the Company and TDS have agreed under an Intercompany Agreement, among other things, as follows:

    SERVICES. The Company and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by the Company to TDS for such services totalled $22.9 million in 1993. For services provided to TDS, the Company receives payment for the salaries of its employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to the Company for such services were nominal in 1993.

    EQUIPMENT AND MATERIALS. The Company and its subsidiaries purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by the Company from TDS affiliates totalled $574,000 in 1993.

    GUARANTEES. The Company is obligated to use its best efforts to have TDS removed as guarantor or obligor in connection with any indebtedness, lease, contract or other obligation relating to the business of the Company or a subsidiary of the Company. Until TDS is removed as guarantor or obligor, the Company is required to pay TDS annually in advance 1% of the present value of the amounts as of the beginning of each year that TDS could be required to pay on account of acting as guarantor or obligor, computed by discounting such amounts at a rate per annum equal to the prime rate in effect on the December 15 preceding the applicable December 31, compounded annually. In addition, until TDS is removed as guarantor or obligor, the Company must indemnify TDS with respect to such obligations. At December 31, 1993, TDS is not obligated as guarantor or obligor under any USM agreements.

    ACCOUNTANTS AND LEGAL COUNSEL. The Company has agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing the financial statements of the Company, including the financial statements of its direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. The Company also has agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If TDS and the Company use the same counsel, each is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    INDEMNIFICATION. The Company will indemnify TDS against certain losses, claims, damages or liabilities including those arising out of: (i) the conduct by the Company of its business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct);
(ii) any inaccurate representation or breach of warranty under the Intercompany Agreement; and (iii) any indebtedness, lease, contract or other obligation referred to under "Guarantees" above. The Company will also indemnify TDS, as a controlling person, against any loss, claim, damage or liability arising out of the Initial Public Offering, except for losses, claims, damages or liabilities arising from information supplied in writing by TDS for inclusion in the prospectus for the Initial Public Offering. TDS will similarly indemnify the Company with respect to: (i) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from the Company's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any securities of the Company held by it if such disposition would result in the loss of any license or other authorization held by the Company and such loss would have a material adverse effect on the Company.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, the Company may not transfer (by sale, merger or otherwise) more than 15% of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

    REGISTRATION RIGHTS AGREEMENT; OTHER SALES OF COMMON SHARES. Under a Registration Rights Agreement, the Company has agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any debt or equity securities of the Company that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that the Company will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by the Company in connection therewith. TDS has the right to select the counsel the Company retains to assist it in fulfilling any of its obligations under the Registration Rights Agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that the Company will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. The Company has also granted TDS the right to include its securities in certain registration statements covering offerings by the Company and will pay all costs of such offerings other than incremental costs attributable to the inclusion of securities of the Company owned by TDS in such registration statements.

    The Company will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. The Company has the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any securities of the Company in any registration statement of the Company which, in the judgment of the managing underwriters, would materially adversely affect any offering by the Company. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

    INSURANCE COST SHARING AGREEMENT. Pursuant to an Insurance Cost Sharing Agreement, the Company and its officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to the Company on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with the Company before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. Management of the Company believes that the amounts payable by the Company under the Insurance Cost Sharing Agreement are generally more favorable than the premiums the Company would pay if it were to obtain coverage under separate policies.

    EMPLOYEE BENEFIT PLANS AGREEMENT. Under an Employee Benefit Plans Agreement, employees of the Company continue to participate in the TDS Tax-Deferred Savings Plan. The Company will reimburse TDS for the costs associated with such participation. In addition, the Company has agreed to reimburse TDS for certain costs incurred by TDS in connection with the exercise by certain employees of the Company of outstanding TDS stock options and for certain costs incurred in connection with the issuance of stock under the TDS Employee Stock Purchase Plans to employees of the Company.

    ISSUANCE OF TDS SHARES ON BEHALF OF USM. TDS issues TDS securities in connection with the acquisition of cellular interests on behalf of the Company. At the time such acquisitions are closed, the acquired cellular interests are generally transferred to the Company, which reimburses TDS by issuing USM securities to TDS or by increasing the balance due to TDS under the Revolving Credit Agreement. The fair market value of the USM securities issued to TDS in connection with these transactions is calculated in the same manner and over the same time period as the fair market value of the TDS securities issued to the sellers in such acquisitions. During 1993, the Company issued 5.5 million USM Common Shares to TDS and became indebted to TDS for an additional $101.5 million under the Revolving Credit Agreement, to reimburse TDS for 6.1 million TDS Common Shares issued in such transactions.

    In addition to the shares described in the preceding paragraph, additional securities of TDS and USM were authorized for issuance in connection with acquisitions of cellular interests that were pending at December 31, 1993. In connection with these acquisitions, TDS expects to issue in 1994 or later years approximately 2.4 million TDS Common Shares, for which the Company will reimburse TDS by issuing approximately 3.7 million USM Common Shares and increasing the amount of debt under the Revolving Credit Agreement in an amount estimated to be approximately $400,000.

    OTHER ARRANGEMENTS.  Walter C.D. Carlson, a director of the Company, Stephen
P. Fitzell, Secretary of the Company, and Sherry S. Treston, Assistant Secretary of the Company, are partners of Sidley & Austin, the principal law firm of the Company, TDS and their subsidiaries. Walter C.D. Carlson is also a director of TDS and a trustee and beneficiary of the voting trust which controls the Company and TDS. He is the husband of Debora de Hoyas, a director of APP. Michael G. Hron, the Secretary of TDS and APP, is a partner of Sidley & Austin.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF THE COMPANY BY CERTAIN BENEFICIAL OWNERS

    The following table sets forth, at March 7, 1994, information regarding the persons who beneficially own more than 5% of any class of the voting securities of the Company. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

               SHAREHOLDER'S                                                 SHARES OF CLASS    PERCENT OF     PERCENT OF
             NAME AND ADDRESS                        TITLE OF CLASS               OWNED           CLASS       VOTING POWER
- -------------------------------------------  ------------------------------  ----------------  ------------  ---------------
Telephone and Data Systems, Inc.             Common Shares                      29,364,003           67.1%           7.9%
  30 North LaSalle Street                    Series A Common Shares             33,005,877(1)       100.0%          88.3%
  Chicago, Illinois 60602                    Preferred Stock                       188,284          100.0%          *

S.A. Coditel (2)                             Common Shares                       2,279,583            5.2%          *
  Rue des Deux Eglises 26
  Brussels, Belgium 1040

- ----------
*    Less than 1%
(1) The Series A Common Shares are convertible on a share-for-share basis into Common Shares.
(2) Paul-Henri Denuit, a director of the Company, is the Chief Executive Officer and Managing Director of S.A. Coditel. Pursuant to a Common Stock Purchase Agreement dated April 24, 1987, Coditel obtained certain preemptive rights which enable it to retain its percentage interest in the Company's Common Shares for a period of ten years, and registration rights for a period of five years beginning at the end of such ten-year period. Pursuant to a letter agreement between TDS and Coditel dated April 24, 1987, Coditel may not sell certain USM Common Shares for a period of ten years without the consent of TDS and without first giving TDS an opportunity to purchase such shares before they are sold to a third party by Coditel. Pursuant to a letter agreement among TDS, USM and Coditel dated October 21, 1993, TDS agreed to release such restrictions with respect to such number of shares restricted by the April 24, 1987 letter agreement which are equivalent to the number of shares which Coditel purchased in connection with the Rights Offering. Coditel acquired 379,931 Common Shares in the Rights Offering. As a result, 379,931 additional Common Shares were released from the restrictions of the April 24, 1987 letter agreement. As of March 7, 1994, 1,151,728 Common Shares remain restricted under the April 24, 1987 letter agreement.

SECURITY OWNERSHIP OF THE COMPANY BY MANAGEMENT

    Several officers and directors of the Company hold substantial ownership interests indirectly in the Company by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive
Officers of the Company." In addition, the following executive officers and directors and all officers and directors as a group of the Company beneficially owned the following number, representing less than 1% of the shares and the voting power, individually and in total, of the Common Shares of the Company outstanding as of March 7, 1994:

    LeRoy T. Carlson, 1,243 shares;

    H. Donald Nelson, 24,190 shares, including 19,624 shares under Options and SARs;

    Daniel R.  Croft, 7,837  shares, including  6,965 shares  under Options  and
    SARs;

    Joyce V. Gab Kneeland, 14,954 shares, including 12,424 shares under Options and SARs;

    Richard W. Goehring, 14,704 shares, including 12,424 shares under Options and SARs;

    Kenneth R. Meyers, 16,254 shares, including 12,424 shares under Options and SARs;

    Other executive officers as a group, 7,775 shares, including 4,800 shares under Options and SARs; and

    All executive officers and directors as a group (17 persons), 86,957 shares, including 68,661 shares under Options and SARs.

    In addition to the foregoing, Mr. Meyers is deemed to beneficially own 1,000 Common Shares of the Company which are held by a trust for which he is the trustee. Mr. Meyers disclaims beneficial ownership of such shares. LeRoy T. Carlson, Jr., shares voting and investment power with respect to 4,051 Common Shares of the Company, excluding 86,450 shares as to which voting and investment power is passed through to plan participants, with C. Theodore Herbert, Ronald
D. Webster and Michael G. Hron, the persons named as trustees of the Telephone and Data Systems, Inc. Tax Deferred Savings Trust. Paul-Henri Denuit is the Chief Executive Officer and Managing Director of S.A. Coditel, which is a principal shareholder of the Company. See "Security Ownership of the Company by Certain Beneficial Owners."

DESCRIPTION OF TDS SECURITIES

    The authorized capital stock of TDS consists of 100,000,000 Common Shares, $1.00 par value (the "TDS Common Shares"), 25,000,000 Series A Common Shares, $1.00 par value, (the "TDS Series A Common Shares") and 5,000,000 Preferred Shares, without par value (the "TDS Preferred Shares"). As of March 7, 1994, 45,669,568 TDS Common Shares (excluding 484,012 Common Shares held by a subsidiary of TDS), 6,881,001 TDS Series A Common Shares and 433,153 TDS Preferred Shares were outstanding.

    The TDS Series A Common Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Common Shares, TDS Common Shares and TDS Preferred Shares vote as a single class, except with respect to matters as to which the Iowa Business Corporation Act grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares and the TDS Preferred Shares issued before October 31, 1981, voting as a class, are entitled to elect 25% of the board of directors of TDS, rounded up to the nearest whole number, and the holders of TDS Series A Common Shares and TDS Preferred Shares issued after October 31, 1981, voting as a class, are entitled to elect the remaining members of the board of directors of TDS.

PRINCIPAL SHAREHOLDERS OF TDS

    In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of the Company," the following table sets forth, as of March 7, 1994, information regarding the persons who beneficially own more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

               SHAREHOLDER'S                                          SHARES OF TDS   PERCENT OF    PERCENT OF
              NAME AND ADDRESS                    TITLE OF CLASS       CLASS OWNED    TDS CLASS    VOTING POWER
- --------------------------------------------  ----------------------  -------------   ----------   ------------
Eagle Asset Management Inc.                   TDS Common Shares        3,255,980(1)         7.1%      2.8%
  880 Carillon Parkway
  St. Petersburg, Florida 33733

Putnam Investments, Inc., et al.              TDS Common Shares        2,478,405(2)         5.4%      2.2%
  One Post Office Square
  Boston, Massachusetts 02109

Goldman Sachs & Co.                           TDS Preferred Shares        50,860           11.7%     *
  85 Broad Street
  New York, New York 10004

Roland G. and Bette B. Nehring                TDS Preferred Shares        23,030            5.3%     *
  5253 North Dromedary Road
  Phoenix, Arizona 85018

Regional Operations Group Inc.                TDS Preferred Shares        24,297            5.6%     *
  312 South Third Street
  Minneapolis, Minnesota 55440

- ------------
*     Less than 1%.
(1) Based on the most recent Schedule 13G (Amendment No. 3) filed with the Securities and Exchange Commission ("SEC"). In such Schedule 13G filing, Eagle Asset Management, Inc. has reported sole investment power and sole voting power with respect to all such shares.
(2) Based on a Schedule 13G filed with the SEC. The Schedule 13G reports that Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share voting power with respect to 241,257 Common Shares, that Putnam Investments, Inc. and Putnam Investment Management, Inc. share dispositive power with respect to 2,128,285 Common Shares, and that Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share dispositive power with respect to 350,120 Common Shares. The Schedule 13G reports that Marsh & McLennan Companies, Inc. is the direct or indirect parent corporation of each of such entities.

BENEFICIAL OWNERSHIP OF TDS BY DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the number of TDS Common Shares and TDS Series A Common Shares beneficially owned by each director of the Company and by all directors and executive officers of the Company as a group as of March 7, 1994.

                                                                                 AMOUNT AND
                                                                                 NATURE OF
      NAME OF INDIVIDUAL OR NUMBER                                               BENEFICIAL   PERCENT OF    PERCENT OF
          OF PERSONS IN GROUP                      TITLE OF TDS CLASS           OWNERSHIP(1)  TDS CLASS    VOTING POWER
- ----------------------------------------  ------------------------------------  ------------  ----------   -------------
LeRoy T. Carlson, Jr.,
  Walter C.D. Carlson,
  Letitia G. Carlson,
  Donald C. Nebergall and
  Melanie J. Heald(2)...................  TDS Series A Common Shares              6,238,555        90.7%           54.3%

LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(3)....................  TDS Common Shares                             945       *             *
                                          TDS Series A Common Shares                146,576         2.1%            1.3%

LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(4)....................  TDS Common Shares                          22,252       *             *

LeRoy T. Carlson(5).....................  TDS Common Shares                          38,610       *             *
                                          TDS Series A Common Shares                 50,398       *             *

LeRoy T. Carlson, Jr.(6)................  TDS Common Shares                          42,332       *             *

Walter C.D. Carlson(7)..................  TDS Common Shares                              66       *             *

Murray L. Swanson(8)(9).................  TDS Common Shares                          23,293       *             *
                                          TDS Series A Common Shares                  2,427       *             *

H. Donald Nelson(9).....................  TDS Common Shares                           4,888       *             *
                                          TDS Series A Common Shares                  5,101       *             *

Daniel R. Croft(9)......................  TDS Common Shares                             135       *             *

Joyce V. Gab Kneeland(9)................  TDS Common Shares                           2,801       *             *

Richard W. Goehring(9)..................  TDS Common Shares                           8,278       *             *

Kenneth R. Meyers(9)....................  TDS Common Shares                           1,901       *             *

All other executive officers
  (6 persons)(9)........................  TDS Common Shares                           4,851       *             *

All directors and executive officers as
  a group (17 persons)(9)...............  TDS Common Shares                         150,352       *             *
                                          TDS Series A Common Shares              6,443,057        93.6%           56.1%

- ------------
 *    Less than 1%.
(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2) The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trustees' certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence E. Carlson, Letitia G. Carlson (children of LeRoy T. Carlson and

      Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution. In addition, Margaret D. Carlson owns
      50,398  TDS Series A  Common Shares directly and  Prudence E. Carlson owns
      194,148 TDS Series A Common Shares directly.
(3) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Employees' Pension Trust I.
(4) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 165,245 shares as to which the voting and investment power is passed through to plan participants.
(5) Does not include 278,647 TDS Series A Common Shares (4.0% of class) held for the benefit of Mr. LeRoy T. Carlson in the voting trust described in footnote (2) above. Beneficial ownership is disclaimed as to 635,767 TDS
      Series A Common Shares held for the benefit of his wife in such voting trust and as to 50,398 TDS Series A Common Shares shown in the table held directly by his wife (an aggregate of 10% of the class).
(6) Includes 38,250 TDS Common Shares that Mr. Carlson may purchase pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days. Does not include 1,064,593 TDS
      Series A Common Shares (15.5% of class) held in the voting trust referred to in footnote (2) above, of which 1,038,214 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed as to 26,379 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.
(7) Does not include 1,064,430 TDS Series A Common Shares (15.5% of class) held in the voting trust referred to in footnote (2) above, of which 1,039,774 shares are held for the benefit of Mr. Walter C.D. Carlson.
      Beneficial  ownership is  disclaimed with respect  to 24,656  TDS Series A
      Common Shares held for the benefit of his wife and children in such voting trust.
(8) Includes 3,375 TDS Common Shares that Mr. Swanson may purchase pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days.
(9)   Includes shares held by and/or in joint tenancy with spouse or children.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The directors anticipate continuing the services of Arthur Andersen & Co. as independent public accountants for the current fiscal year. Representatives of Arthur Andersen & Co., who served as independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement and respond to appropriate questions raised by shareholders at the Annual Meeting or submitted in writing prior thereto.

    Shareholder ratification of the selection of Arthur Andersen & Co. as the Company's independent public accountants is not required by the Bylaws or otherwise. However, as a matter of good corporate practice, the Board of Directors has elected to seek such ratification by the affirmative vote of the holders of a majority of the voting power of all classes of capital stock present in person or represented by proxy and entitled to vote with respect to such matter at the Annual Meeting. Should the shareholders fail to ratify the selection of Arthur Andersen & Co. as independent public accountants, the Board of Directors will consider whether to retain such firm for the year ending December 31, 1994, subject to the obligations of the Company under the Intercompany Agreement to engage the same firm of independent public accountants selected by TDS. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Intercompany Agreement -- Accountants and Legal Counsel."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT FISCAL YEAR.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 1995 Annual Meeting of Shareholders, any shareholder proposal must be addressed to United States Cellular Corporation, 8410 W. Bryn Mawr Ave., Suite 700, Chicago, Illinois 60631, Attention: Secretary, and must be received no later than December 13, 1994.

                                    GENERAL

    Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. The Company has retained Kissel-Blake Inc. to aid in solicitation of proxies for a fee of $2,500, plus out-of-pocket expenses.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER AS OF THE RECORD DATE, AND WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO UNITED STATES CELLULAR CORPORATION, 8410 WEST BRYN MAWR AVENUE, SUITE 700, CHICAGO, ILLINOIS 60631, ATTENTION: EXTERNAL REPORTING DEPARTMENT, TELEPHONE:
(312) 399-8900.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors

                                          /s/ STEPHEN P. FITZELL
                                          STEPHEN P. FITZELL
                                          SECRETARY

                    ALL SHAREHOLDERS ARE URGED TO SIGN, DATE
                        AND MAIL THEIR PROXIES PROMPTLY.

      PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF UNITED
                         STATES CELLULAR CORPORATION
                          TO BE HELD ON MAY 5, 1994

  The undersigned hereby appoints LeRoy T. Carlson, Jr., and H. Donald Nelson, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 1994 Annual Meeting of the Shareholders of United States Cellular Corporation, or at any adjournment thereof, upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof. The Board of Directors recommends a vote "FOR" the Proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for 1994.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                       (Continued on Reverse Side)

          PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

1. TO RATIFY THE SELECTION OF ARTHUR                       For       Against      Abstain
   ANDERSEN & CO. AS INDEPENDENT PUBLIC                    / /         / /          / /
   ACCOUNTANTS FOR 1994.

2. In accordance with their discretion, upon all other     Dated:__________________________________, 1994
   matters that may properly come before said Annual
   Meeting and any adjournment thereof.                    Please Sign Here _____________________________

                                                                            _____________________________

                                                           Note: Please date this proxy and sign it exactly
                                                                 as your name or names appear hereon. All
                                                                 joint owners of shares should sign. State
                                                                 full title when signing as executor,
                                                                 administrator, trustee, guardian, etc. Please
                                                                 return signed proxy in the enclosed envelope.
